Exhibit 99.1

Holly Energy Partners, L.P.
Consolidated Balance Sheets

	March 31, 2005	December 31,
	(Unaudited)	2004
	(In thousands, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$18,416	$19,104
Accounts receivable:
Trade	2,406	807
Affiliates	2,590	2,052

	4,996	2,859

Prepaid and other current assets	1,138	570

Total current assets	24,550	22,533

Properties and equipment, net	159,647	74,626
Transportation agreements, net	63,673	4,718
Other assets	2,293	1,881

Total assets	$250,163	$103,758

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$1,639	$1,716
Accrued liabilities	2,024	1,697

Total current liabilities	3,663	3,413

Commitments and contingencies	—	—
Long-term debt	147,055	25,000
Other long-term liabilities	831	585
Minority interest	12,612	13,232

Partners’ equity:
Common unitholders (7,000,000 units issued and outstanding as of March 31, 2005 and December 31, 2004)	143,851	144,318
Subordinated unitholders (7,000,000 units issued and outstanding as of March 31, 2005 and December 31, 2004)	(59,942)	(59,470)
Class B subordinated unitholders (937,500 units issued and outstanding as of March 31, 2005)	24,818	—
General partner equity (2% interest)	(22,725)	(23,320)

Total partners’ equity	86,002	61,528

Total liabilities and partners’ equity	$250,163	$103,758

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
	(In thousands, except per unit data)
Revenues:
Affiliates	$9,430	$12,413
Third parties	7,083	6,358

	16,513	18,771

Operating costs and expenses:
Operations	5,388	6,452
Depreciation and amortization	2,363	2,046
General and administrative	977	—

	8,728	8,498

Operating income	7,785	10,273

Other income (expense):
Interest income	88	35
Interest expense	(1,118)	—

	(1,030)	35

Income before minority interest	6,755	10,308

Minority interest in Rio Grande Pipeline Company	(429)	(688)

Net income	6,326	9,620

Less:
Net income attributable to Predecessor	—	9,620
General partner interest in net income	126	—

Limited partners’ interest in net income	$6,200	$—

Net income per limited partner unit -
Basic and diluted	$0.43	$—

Weighted average limited partners’ units outstanding	14,333	—

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Cash flows from operating activities
Net income	$6,326	$9,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,363	2,046
Minority interest in Rio Grande Pipeline Company	429	688
Equity based compensation expense	14	—
(Increase) decrease in current assets:
Accounts receivable — trade	(1,599)	80
Accounts receivable — affiliates	(538)	(9,928)
Prepaid and other current assets	(567)	(26)
Increase (decrease) in current liabilities:
Accounts payable	(76)	(1,539)
Accounts payable — affiliates	—	(590)
Accrued liabilities	327	(68)
Other, net	83	—

Net cash provided by operating activities	6,762	283

Cash flows from investing activities
Acquisition of pipeline and terminal assets	(121,280)	—
Additions to properties and equipment	(446)	(1,549)
Cash distribution to minority interest	(1,050)	(1,050)

Net cash used for investing activities	(122,776)	(2,599)

Cash flows from financing activities
Proceeds from issuance of senior notes, net of underwriter discount	147,375	—
Net decrease in borrowings under revolving credit agreement	(25,000)	—
Distributions to partners	(7,143)	—
Additional capital contribution from general partner	612	—
Deferred debt issuance costs	(509)	—
Other	(9)	—

Net cash provided by financing activities	115,326	—

Cash and cash equivalents
Decrease for period	(688)	(2,316)
Beginning of period	19,104	6,694

End of period	$18,416	$4,378

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statement of Partners’ Equity (Deficit)
(Unaudited)

			Class B	General
	Common	Subordinated	Subordinated	Partner
	Units	Units	Units	Interest	Total
	(In thousands)
Balance December 31, 2004	$144,318	$(59,470)	$—	$(23,320)	$61,528

Issuance of Class B subordinated units	—	—	24,674	—	24,674
Capital contribution	—	—	—	612	612
Distributions	(3,500)	(3,500)	—	(143)	(7,143)
Amortization of restricted units	14	—	—	—	14
Other	(9)	—	—	—	(9)
Net income	3,028	3,028	144	126	6,326

Balance March 31, 2005	$143,851	$(59,942)	$24,818	$(22,725)	$86,002

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1: Organization, Basis of Presentation, and Principles of Consolidation
Holly Energy Partners, L.P. (“HEP”) together with its consolidated subsidiaries, is a publicly held master limited partnership, currently 47.9% owned by Holly Corporation (“Holly”). HEP commenced operations July 13, 2004. Concurrently with the completion of its initial public offering, Navajo Pipeline Co., L.P. (Predecessor) (“NPL”) and its affiliates, a wholly owned subsidiary of Holly, contributed a substantial portion of its assets to HEP. In this document, the words “we”, “our”, “ours” and “us” refer to HEP and NPL collectively unless the context otherwise indicates. See Note 2 for a further description of these transactions.
NPL constitutes HEP’s predecessor. The transfer of ownership of assets from NPL to HEP represented a reorganization of entities under common control and was recorded at historical cost. Accordingly, our financial statements include the historical results of operations of NPL prior to the transfer to HEP.
We operate in one business segment — the operation of common carrier and proprietary petroleum pipeline and terminal facilities.
The consolidated financial statements include our accounts and those of our subsidiaries. All significant inter-company transactions and balances have been eliminated. In addition, the consolidated financial statements also include financial data, at historical cost, related to the assets owned by Holly and its wholly-owned subsidiaries through July 12, 2004, other than HEP, that were not contributed to us upon completion of our initial public offering, all accounted for as entities under common control. The distributions paid to Holly upon formation of HEP were in excess of the historical cost of the assets contributed.
The consolidated financial statements for the three months ended March 31, 2005 and 2004 included herein have been prepared without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The consolidated combined statements of income, cash flows and partners’ equity (deficit) include the accounts of NPL through July 12, 2004 and HEP thereafter. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of our results for the interim periods. Such adjustments are considered to be of a normal recurring nature. Although certain notes and other information required by accounting principles generally accepted in the United States of America have been condensed or omitted, we believe that the disclosures in these consolidated financial statements are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with our 2004 Form 10-K. Results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2005. Certain reclassifications have been made to prior reported amounts to conform to current classifications.
Recent Accounting Pronouncement
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123 (revised), “Share-Based Payment.” This revision prescribes the accounting for a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans, and generally requires the fair value of share-based awards to be expensed on the income statement. This standard was to become effective for us for the first interim period beginning after June 15, 2005, however in April 2005, the Securities and Exchange Commission allowed for the delay in the implementation of this standard, with the result that we are now required to adopt this standard for our 2006 year. SFAS 123 (revised) allows for either modified prospective recognition of compensation expense or modified retrospective recognition, which may be back to the original issuance of SFAS 123 or only to interim periods in the year of adoption. We are still evaluating the impact and method of adoption. However, we do not believe the adoption of this standard will have a material effect on our financial condition, results of operations or cash flows.
Note 2: Initial Public Offering of HEP
On March 15, 2004, a Registration Statement on Form S-1 was filed with the SEC relating to a proposed underwritten initial public offering of limited partnership interests in HEP. HEP was formed to acquire, own and operate substantially all of the refined product pipeline and terminalling assets that support Holly’s refining and marketing operations in West Texas, New Mexico, Utah and Arizona and a 70% interest in Rio Grande.
On July 7, 2004, we priced 6,100,000 common units for the initial public offering; and on July 8, 2004, our common units began trading on the New York Stock Exchange under the symbol “HEP.” On July 13, 2004, we closed our initial public offering of 7,000,000 common units at a price of $22.25 per unit, which included a 900,000 unit over-allotment option that was exercised by the underwriters. Total proceeds from the sale of the units were $145.5 million, net of $10.3 million underwriting commissions. After the offering, Holly, through a subsidiary, owned a 51% interest in HEP, including the general partner interest. The initial public offering represented the sale of a 49% interest in HEP.
All of our initial assets were contributed by Holly and its subsidiaries in exchange for: a) an aggregate of 7,000,000 subordinated units, representing 49% limited partner interests in HEP, b) incentive distribution rights (as set forth in HEP’s partnership agreement), c) the 2% general partner interest, and d) an aggregate cash distribution of $125.6 million.
The following table presents the assets and liabilities of our predecessor immediately prior to contributing assets to HEP, the assets and liabilities contributed to HEP, and the predecessor’s assets and liabilities that were not contributed to HEP:

	Navajo Pipeline	Contributed to
	Co., L.P.	Holly Energy
	(Predecessor)	Partners, L.P.	Not
	7/12/04	7/13/04	Contributed
	(In thousands)
Cash	$2,268	$2,268	$—
Accounts receivable — trade	850	800	50
Accounts receivable — affiliates	51,934	—	51,934
Prepaid and other current assets	292	173	119
Properties and equipment, net	95,337	76,605	18,732
Transportation agreement, net	5,692	5,692	—

Total assets	156,373	85,538	70,835

Accounts payable — trade	1,452	339	1,113
Accounts payable — affiliates	18,819	—	18,819
Accrued liabilities	1,018	534	484
Short-term debt	30,082	30,082	—
Non-current liabilities	1,775	1,138	637
Minority interest	13,263	13,263	—

Total liabilities	66,409	45,356	21,053

Net Assets	$89,964	$40,182	$49,782

We used the proceeds of the public offering and $25 million drawn under our credit facility agreement to: establish $9.9 million working capital for HEP, distribute $125.6 million to Holly, repay $30.1 million of short-term debt to Holly, pay $13.8 million underwriting commissions and other offering costs, and pay $1.4 million of deferred debt issuance costs related to the credit facility.

In connection with the offering, we entered into a 15-year pipelines and terminals agreement with Holly and several of its subsidiaries (the “Holly PTA”) under which they agreed generally to transport or terminal volumes on certain of our initial facilities that will result in revenues to HEP that will equal or exceed a specified minimum revenue amount annually (which is initially $35.4 million and will adjust upward based on the producer price index) over the term of the agreement.
We also entered into an omnibus agreement with Holly and certain of its subsidiaries that became effective July 13, 2004 (the “Omnibus Agreement”) and determines the services that Holly will provide to us. Under the Omnibus Agreement, Holly will charge us $2.0 million annually for general and administrative services that it provides, including but not limited to: executive, finance, legal, information technology and administrative services.
Note 3: Acquisition
On February 28, 2005, we closed on a contribution agreement with Alon USA, Inc. and several of its wholly-owned subsidiaries (collectively, “Alon”) that provided for our acquisition of four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. These pipelines and terminals are located primarily in Texas and transport approximately 70% of the light refined products for Alon’s 65,000 bpd capacity refinery in Big Spring, Texas.
The total consideration paid for these pipeline and terminal assets was $120 million in cash and 937,500 of our Class B subordinated units which, subject to certain conditions, will convert into an equal number of common units in five years. We financed the Alon transaction through our private offering of $150 million principal amount of 6.25% senior notes due 2015. We used the proceeds of the offering to fund the $120 million cash portion of the consideration for the Alon transaction, and used the balance to repay $30 million of outstanding indebtedness under our revolving credit agreement, including $5 million drawn shortly before the closing of the Alon transaction. In connection with the Alon transaction, we entered into a 15-year pipelines and terminals agreement with Alon. Under this agreement, Alon agreed to transport on the pipelines and throughput volumes through the terminals, a volume of refined products that would result in minimum revenues to us of $20.2 million per year in the first year. The agreed upon tariffs at the minimum volume commitment will increase or decrease each year at a rate equal to the percentage change in the producer price index, but not below the initial tariffs. Alon’s minimum volume commitment was calculated based on 90% of Alon’s recent usage of these pipelines and terminals taking into account a 5,000 bpd expansion of Alon’s Big Spring Refinery completed in February 2005. At revenue levels above 105% of the base revenue amount, as adjusted for changes in the producer price index, Alon will receive an annual 50% discount on incremental revenues. Alon’s obligations under the pipelines and terminals agreement may be reduced or suspended under certain circumstances. We granted Alon a second mortgage on the pipelines and terminals to secure certain of Alon’s rights under the pipelines and terminals agreement. Alon will have a right of first refusal to purchase the pipelines and terminals if we decide to sell them in the future. Additionally, we entered into an environmental agreement with Alon with respect to pre-closing environmental costs and liabilities relating to the pipelines and terminals acquired from Alon, where Alon will indemnify us subject to a $100,000 deductible and a $20 million maximum cap.
The consideration for the Alon pipeline and terminal assets was preliminarily allocated to the individual assets acquired based on their estimated fair values. The final allocation of the consideration is pending an independent appraisal, which is currently expected to be completed by year-end. The aggregate consideration amounted to $146.0 million, which consisted of $24.7 million fair value of our Class B subordinated units, $120 million in cash and $1.3 million of transaction costs. In accounting for this acquisition, we preliminarily recorded pipeline and terminal assets of $86.3 million and an intangible asset of $59.7 million, representing the value of the 15-year pipelines and terminals agreement for transportation.

Note 4: Properties and Equipment

	March 31,	December 31,
	2005	2004
	(In thousands)
Pipelines and terminals	$180,359	$104,095
Land and right of way	14,929	4,865
Other	4,786	4,436
Construction in progress	353	201

	200,427	113,597
Less accumulated depreciation	40,780	38,971

	$159,647	$74,626

During the three-month periods ended March 31, 2005 and 2004, we did not capitalize any interest related to major construction projects.
Note 5: Employees, Retirement and Benefit Plans
Employees who provide direct services to us — other than Rio Grande employees — are employed by a Holly subsidiary. Their costs, including salaries, bonuses, payroll taxes, benefits, and other direct costs, are charged to us monthly in accordance with the Omnibus Agreement.
These employees participate in the retirement and benefit plans of Holly. Our share of retirement and benefits costs for the three months ended March 31, 2005 and 2004 was $0.3 million and $0.2 million, respectively.
We have a Long-Term Incentive Plan for employees, consultants and directors who perform services for us. The Long-Term Incentive Plan consists of four components: restricted units, performance units, unit options and unit appreciation rights. The Long-Term Incentive Plan currently permits the granting of awards covering an aggregate of 350,000 units.
In the last half of 2004, we granted 4,614 restricted common units to our outside directors and 1,875 restricted common units to an executive officer who also serves as a director, under the provisions of our Long-Term Incentive Plan. These common units were purchased in the open market in November 2004 and will vest in August 2007. During the first quarter of 2005, we authorized the grant of 11,735 restricted common units to officers and employees of Holly Logistic Services, L.L.C. These units vest 33.3% in January 2008, 33.3% in January 2009, and the final 33.3% in January 2010 (with later performance-based vesting in the case of one executive). These units will be purchased in the open market during the second quarter of 2005. Ownership in all restricted units is subject to restrictions until the vesting date, but recipients have distribution and voting rights from the date of grant. The cost of these grants is being expensed over their corresponding vesting periods and $26,000 has been expensed in the three months ended March 31, 2005.
During the first quarter of 2005, we authorized 1,515 performance units to employees of Holly Logistic Services, L.L.C. These units will vest and be settled in cash in January 2008, based on our unit price and shareholder return during the period as compared to the return of our peer group of pipeline companies. We are recording the cost of these units over the vesting period and have expensed $2,000 for the three months ended March 31, 2005.
Note 6: Debt
Credit Agreement

In conjunction with our initial public offering on July 13, 2004, we entered into a four-year, $100 million senior secured revolving credit agreement (the “Credit Agreement”). Union Bank of California, N.A. is a lender and serves as administrative agent under this agreement. Upon closing of our initial public offering, we drew $25 million under the Credit Agreement, which was outstanding at December 31, 2004.
We amended the Credit Agreement effective February 28, 2005 to allow for the closing of the Alon transaction and the related senior notes offering as well as to amend certain of the restrictive covenants. With a portion of the proceeds from the senior note offering, we repaid $30 million of outstanding indebtedness under the Credit Agreement, including $5 million drawn shortly before the closing of the Alon transaction. As of March 31, 2005, we had no amounts outstanding under the Credit Agreement.
The Credit Agreement is available to fund capital expenditures, acquisitions, and working capital and for general partnership purposes. Advances under the Credit Agreement that are designated for working capital are short-term liabilities. Other advances under the Credit Agreement are classified as long-term liabilities. In addition, the Credit Agreement is available to fund letters of credit up to a $50 million sub-limit. Up to $5 million is available to fund distributions to unit holders.
We have the right to request an increase in the maximum amount of the Credit Agreement, up to $175 million. Such request will become effective if (i) certain conditions specified in the Credit Agreement are met and (ii) existing lenders under the Credit Agreement or other financial institutions reasonably acceptable to the administrative agent commit to lend such increased amounts under the agreement.
Our obligations under the Credit Agreement are secured by substantially all of our assets. Indebtedness under the Credit Agreement is recourse to our general partner and guaranteed by our subsidiaries.
We may prepay all loans at any time without penalty. We are required to reduce all working capital borrowings under the Credit Agreement to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the agreement. The initial $25 million borrowing was not a working capital borrowing under the Credit Agreement and was classified as a long-term liability at December 31, 2004.
Indebtedness under the Credit Agreement bears interest, at our option, at either (i) the base rate as announced by the administrative agent plus an applicable margin (ranging from 0.25% to 1.00%) or (ii) at a rate equal to LIBOR plus an applicable margin (ranging from 1.50% to 2.25%). In each case, the applicable margin is based upon the ratio of our funded debt (as defined in the agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement). We incur a commitment fee on the unused portion of the Credit Agreement at a rate of 0.375% or 0.500% based upon the ratio of our funded debt to EBITDA for the four most recently completed fiscal quarters. The agreement matures in July 2008. At that time, the agreement will terminate and all outstanding amounts thereunder will be due and payable.
The Credit Agreement imposes certain requirements, including: a prohibition against distribution to unitholders if, before or after the distribution, a potential default or an event of default as defined in the agreement would occur; limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of certain levels of tangible net worth, EBITDA to interest expense ratio, and debt to EBITDA ratio. If an event of default exists under the agreement, the lenders will be able to accelerate the maturity of the debt and exercise other rights and remedies.
Senior Notes Due 2015
We financed the $120 million cash portion of the Alon transaction through our private offering on February 28, 2005 of $150 million principal amount of 6.25% senior notes due 2015 (“Senior Notes”). We used the balance to repay $30 million of outstanding indebtedness under our Credit Agreement, including $5 million drawn shortly before the closing of the Alon transaction.

The Senior Notes mature on March 1, 2015 and bear interest at 6.25%. The Senior Notes are unsecured and impose certain restrictive covenants, including limitations on our ability to incur additional indebtedness, make investments, sell assets, incur certain liens, pay distributions, enter into transactions with affiliates, and enter into mergers. At any time when the Senior Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default exists, we will not be subject to many of the foregoing covenants. Additionally, we have certain redemption rights under the Senior Notes.
We have agreed to file a registration statement by July 28, 2005 enabling the holders of the Senior Notes to exchange the Senior Notes for exchange notes registered with the Securities and Exchange Commission with substantially identical terms. The exchange notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market.
The $150 million principal amount of Senior Notes is recorded at $147.1 on our accompanying consolidated balance sheet at March 31, 2005. The difference of $2.9 million from the principal balance is due to the accounting for the $2.6 million discount paid to the initial purchasers and for $0.3 million relating to the interest rate swap contract discussed below.
Interest Rate Risk Management
We have entered into an interest rate swap contract to effectively convert the interest expense associated with $60 million of our Senior Notes from a fixed rate to variable rates. The interest rate on the $60 million notional amount is equal to three month LIBOR plus an applicable margin of 1.1575%, which equaled an effective interest rate of 4.12% on $60 million of the debt during the first quarter of 2005. The maturity of the swap contract is March 1, 2015, matching the maturity of the Senior Notes.
This interest rate swap has been designated as a fair value hedge as defined by SFAS No. 133. Our interest rate swap meets the conditions required to assume no ineffectiveness under SFAS No. 133 and, therefore, we have accounted for them using the “shortcut” method prescribed for fair value hedges by SFAS No. 133. Accordingly, we adjust the carrying value of the swap to its fair value each quarter, with an offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged. We record interest expense equal to the variable rate payments under the swaps.
The fair value of our interest rate swap of $0.3 million is included in “Other long-term liabilities” in our accompanying consolidated balance sheet at March 31, 2005. The offsetting entry to adjust the carrying value of the debt securities whose fair value is being hedged is recognized as a reduction of “Long-term debt” on our accompanying consolidated balance sheet at March 31, 2005.
Other Debt Information
For the three months ended March 31, 2005, interest expense includes: $0.9 million of interest on the outstanding debt, net of the impact of the interest rate swap; $0.1 million of commitment fees on the unused portion of the Credit Agreement; and $0.1 million of amortization of the discount on the Senior Notes and deferred debt issuance costs. We made cash payments of $0.2 million for interest in the three months ended March 31, 2005.
The carrying amounts of our debt recorded on the balance sheet approximate fair value.
Note 7: Commitments and Contingencies
We lease certain facilities, pipelines and equipment under operating leases, most of which contain renewal options. As of March 31, 2005, the minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year total in the aggregate $12.3 million (not including a 10 year renewal option on a pipeline operating lease that is likely to be exercised), payable $5.5 million annually through June 2007. Rental expense charged to operations was $1.3 million in each of the three-month periods ended March 31, 2005 and 2004.

We are a party to various legal and regulatory proceedings, none of which we believe will have a material adverse impact on our financial condition, results of operations or cash flows.
Note 8: Significant Customers
All revenues are domestic revenues, of which over 90% are currently generated from our three largest customers: Holly and two third-party customers. The major concentration of our petroleum products pipeline system’s revenues is derived from activities conducted in the southwest United States. The following table presents the percentage of total revenues generated by each of these three customers for the three months ended March 31, 2005 and 2004.

	Three Months Ended
	March 31,
	2005	2004
Holly	57%	66%
Customer A	18%	20%
Customer B	21%	9%
Note 9: Related Party Transactions
We have related party transactions with Holly for pipeline and terminal revenues, certain employee costs, insurance costs, and administrative costs under the Holly PTA and Omnibus Agreement (see Note 2). Additionally, we received interest income from Holly during the year ended December 31, 2004, based on common treasury accounts prior to our initial public offering on July 13, 2004. Since that date, we maintain our own treasury accounts separate from Holly.
Pipeline and terminal revenues received from Holly were $9.4 million for the three months ended March 31, 2005 and $12.4 million for the three months ended March 31, 2004. Under the Omnibus Agreement, charges by Holly for the three months ended March 31, 2005 for general and administrative services were $0.5 million, and for reimbursement of employee costs supporting our operations were $1.4 million. In the three months ended March 31, 2005, we distributed $3.6 million to Holly as regular distributions on its subordinated units and general partner interest.
We have a 70% ownership interest in Rio Grande Pipeline Company. Due to the ownership interest and resulting consolidation, the other partner of Rio Grande is a related party to us. The other partner is the sole customer of Rio Grande, and we recorded revenues from the other partner of $3.0 million in the three months ended March 31, 2005 and $3.8 million in three months ended March 31, 2004. Distributions made to the other party were $1.1 million in the three months ended March 31, 2005 and 2004. Included in our accounts receivable — trade at March 31, 2005 and December 31, 2004 was $0.2 million and $0.5 million, respectively, which represented the receivable balance of Rio Grande from the other party.
Because Alon now owns all of our Class B subordinated units, they are considered to be our related party. Subsequent to the issuance of these units, we recognized $2.3 million of revenues for pipeline transportation, terminalling services, and a capacity lease. At March 31, 2005, $2.4 million receivable from them was included in our accounts receivable balance.
Note 10: Partners’ Equity and Cash Distributions
As partial consideration in the Alon transaction, we issued 937,500 of our Class B subordinated units at a fair value of $24.7 million. Additionally, our general partner contributed $0.6 million as an additional capital contribution to maintain its 2% general partner interest. As a result of these transactions, Holly’s ownership interest has been reduced from 51% to 47.9%, including the 2% general partner interest.
In February 2005, we paid a regular cash distribution for the fourth quarter of 2004 of $0.50 on all units, an aggregate amount of $7.1 million. On April 29, 2005, we announced a cash distribution for the first quarter of 2005 of $0.55 per unit. The distribution is payable on all common, subordinated, and general partner units and will be paid May 16, 2005 to all unit holders of record on May 9, 2005. The aggregate amount of the distribution will be $8.4 million.
Note 11: Supplemental Guarantor/Non-Guarantor Financial Information
Obligations of Holly Energy Partners, L.P. (“Parent”) under the 6.25% Senior Notes have been jointly and severally guaranteed by each of its direct and indirect wholly-owned subsidiaries (“Guarantor Subsidiaries”). These guarantees are full and unconditional. Rio Grande Pipeline Company (“Non-Guarantor”), in which we have a 70% ownership interest, is the only subsidiary which has not guaranteed these obligations.
The following financial information presents condensed consolidating balance sheets, statements of income, and statements of cash flows of the Parent, the Guarantor Subsidiaries and the Non-Guarantor subsidiary. The information has been presented as if the Parent accounted for its ownership in the Guarantor Subsidiaries, and the Guarantor Subsidiaries accounted for the ownership of the Non-Guarantor, using the equity method of accounting.
Holly Energy Partners, L.P.
Unaudited Condensed Consolidating Balance Sheets
March 31, 2005

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2	$15,476	$2,938	$—	$18,416
Accounts receivable — trade	—	4,747	249	—	4,996
Intercompany accounts receivable (payable)	13,517	(13,517)	—	—	—
Inventories and other current assets	93	1,045	—	—	1,138

Total current assets	13,612	7,751	3,187	—	24,550

Properties and equipment, net	—	124,501	35,146	—	159,647
Investment in subsidiaries	219,795	29,427	—	(249,222)	—
Other assets, net	1,010	60,759	4,197	—	65,966

Total assets	$234,417	$222,438	$42,530	$(249,222)	$250,163

LIABILITIES AND PARTNER’S EQUITY
Current liabilities:
Accounts payable	$—	$1,414	$225	$—	$1,639
Accrued liabilities	1,017	741	266	—	2,024

Total current liabilities	1,017	2,155	491	—	3,663

Commitments and contingencies	—	—	—	—	—
Long-term debt	147,055	—	—	—	147,055
Non-current liabilities	343	488	—	—	831
Minority interest	—	—	—	12,612	12,612
Partner’s equity	86,002	219,795	42,039	(261,834)	86,002

Total liabilities and partners’ equity	$234,417	$222,438	$42,530	$(249,222)	$250,163

Holly Energy Partners, L.P.
Condensed Consolidating Balance Sheets
December 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2	$15,143	$3,959	$—	$19,104
Accounts receivable — trade	—	2,373	486	—	2,859
Intercompany accounts receivable (payable)	(5,658)	5,658	—	—	—
Inventories and other current assets	180	338	52	—	570

Total current assets	(5,476)	23,512	4,497	—	22,533

Properties and equipment, net	—	39,097	35,529	—	74,626
Investment in subsidiaries	67,551	30,876	—	(98,427)	—
Other assets, net	—	1,881	4,718	—	6,599

Total assets	$62,075	$95,366	$44,744	$(98,427)	$103,758

LIABILITIES AND PARTNER’S EQUITY
Current liabilities:
Accounts payable	$—	$1,467	$249	$—	$1,716
Accrued liabilities	547	763	387	—	1,697

Total current liabilities	547	2,230	636	—	3,413

Commitments and contingencies	—	—	—	—	—
Long-term debt	—	25,000	—	—	25,000
Non-current liabilities	—	585	—	—	585
Minority interest	—	—	—	13,232	13,232
Partner’s equity	61,528	67,551	44,108	(111,659)	61,528

Total liabilities and partners’ equity	$62,075	$95,366	$44,744	$(98,427)	$103,758

Holly Energy Partners, L.P.
Unaudited Condensed Consolidating Statements of Income
Three Months Ended March 31, 2005

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues:
Affiliates	$—	$9,430	$—	$—	$9,430
Third parties	—	4,101	2,982	—	7,083

	—	13,531	2,982	—	16,513

Operating costs and expenses:
Operations	—	4,696	692	—	5,388
Depreciation and amortization	—	1,516	847	—	2,363
General and administrative	455	509	13	—	977

	455	6,721	1,552	—	8,728

Operating income (loss)	(455)	6,810	1,430	—	7,785

Equity in earnings of subsidiaries	7,568	1,001	—	(8,569)	—
Interest income (expense)	(787)	(243)	—	—	(1,030)
Minority interest	—	—	—	(429)	(429)

Net income	$6,326	$7,568	$1,430	$(8,998)	$6,326

Holly Energy Partners, L.P.
Unaudited Condensed Consolidating Statements of Income
Three Months Ended March 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues:
Affiliates	$—	$12,413	$—	$—	$12,413
Third parties	—	2,581	3,777	—	6,358

	—	14,994	3,777	—	18,771

Operating costs and expenses:
Operations	—	5,812	640	—	6,452
Depreciation and amortization	—	1,204	842	—	2,046

	—	7,016	1,482	—	8,498

Operating income (loss)	—	7,978	2,295	—	10,273

Equity in earnings of subsidiaries	—	1,607	—	(1,607)	—
Interest income (expense)	—	35	—	—	35
Minority interest	—	—	—	(688)	(688)

Net income	$—	$9,620	$2,295	$(2,295)	$9,620

Holly Energy Partners, L.P.
Unaudited Condensed Consolidating Statements of Cash Flows
Three Months Ended March 31, 2005

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$(20,446)	$24,729	$2,479	$—	$6,762

Cash flows used for investing activities
Acquisitions, net of cash acquired	(120,000)	(1,280)	—	—	(121,280)
Additions to properties and equipment	—	(446)	—	—	(446)
Investments in subsidiaries, net	(1)	2,450	—	(2,449)	—
Cash distribution to minority interest	—	—	—	(1,050)	(1,050)

	(120,001)	724	—	(3,499)	(122,776)

Cash flows from financing activities
Proceeds from issuance of senior notes, net of underwriter discount	147,375	—	—	—	147,375
Contributions from (distributions to) partners	(6,531)	1	(3,500)	3,499	(6,531)
Borrowings (paydowns) of debt, net	—	(25,000)	—	—	(25,000)
Other financing activities, net	(397)	(121)	—	—	(518)

	140,447	(25,120)	(3,500)	3,499	115,326

Cash and cash equivalents
Increase for the year	—	333	(1,021)	—	(688)
Beginning of year	2	15,143	3,959	—	19,104

End of year	$2	$15,476	$2,938	$—	$18,416

Holly Energy Partners, L.P.
Unaudited Condensed Consolidating Statements of Cash Flows
Three Months Ended March 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$—	$(1,531)	$1,814	$—	$283

Cash flows used for investing activities
Additions to properties and equipment	—	(918)	(631)	—	(1,549)
Investments in subsidiaries, net	—	2,449	—	(2,449)	—
Cash distribution to minority interest	—	—	—	(1,050)	(1,050)
Investments in subsidiaries, net	—	(1)	—	1	—

	—	1,530	(631)	(3,498)	(2,599)

Cash flows from financing activities - contributions from (distributions to) partners	1	—	(3,500)	3,499	—

Cash and cash equivalents
Increase for the year	1	(1)	(2,317)	1	(2,316)
Beginning of year	—	—	6,694	—	6,694

End of year	$1	$(1)	$4,377	$1	$4,378

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Holly Logistic Services, L.L.C.
and Unitholders of Holly Energy Partners, L.P.
We have audited the accompanying consolidated balance sheets of Holly Energy Partners, L.P. (the “Partnership”) as of December 31, 2004 and 2003, and the related consolidated statements of income, partners’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holly Energy Partners, L.P. at December 31, 2004 and 2003, and the consolidated results of operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 21, 2005,
except for Note 13, as to which the date is
July 25, 2005

Holly Energy Partners, L.P.
Consolidated Balance Sheets

	December 31,
	2004	2003
	(In thousands, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$19,104	$6,694
Accounts receivable:
Trade	807	755
Affiliates	2,052	30,101

	2,859	30,856

Prepaid and other current assets	570	248

Total current assets	22,533	37,798

Properties and equipment, net	74,626	95,826
Transportation agreement, net	4,718	6,801
Other assets	1,881	—

Total assets	$103,758	$140,425

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$1,716	$2,745
Accounts payable — affiliates	—	21,322
Accrued liabilities	1,697	1,979
Short-term debt — affiliates	—	30,082

Total current liabilities	3,413	56,128

Commitments and contingencies	—	—
Long-term debt	25,000	—
Other long-term liabilities	585	961
Minority interest	13,232	14,476

Partners’ equity:
Predecessor partners’ equity	—	68,860
Common unitholders (7,000,000 units issued and outstanding at December 31, 2004)	144,318	—
Subordinated unitholders (7,000,000 units issued and outstanding at December 31, 2004)	(59,470)	—
General partner interest (2% interest with 285,714 equivalent units outstanding at December 31, 2004)	(23,320)	—

Total partners’ equity	61,528	68,860

Total liabilities and partners’ equity	$103,758	$140,425

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statements of Income

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Revenues:
Affiliates	$45,346	$13,901	$14,941
Third parties	22,420	16,899	8,640

	67,766	30,800	23,581

Operating costs and expenses:
Operations	23,641	24,193	19,442
Depreciation and amortization	7,224	6,453	4,475
General and administrative	1,860	—	—

	32,725	30,646	23,917

Operating income (loss)	35,041	154	(336)

Other income (expense):
Equity in earnings of Rio Grande Pipeline Company	—	894	2,737
Interest income	144	291	269
Interest expense	(697)	—	—

	(553)	1,185	3,006

Income before minority interest	34,488	1,339	2,670

Minority interest in Rio Grande Pipeline Company	(1,994)	(758)	—

Net income	32,494	581	2,670

Less:
Net income attributable to Predecessor	21,104	581	2,670
General partner interest in net income	228	—	—

Limited partners’ interest in net income	$11,162	$—	$—

Net income per limited partners’ unit -
Basic and diluted	$0.80	$—	$—

Weighted average limited partners’ units outstanding	14,000	—	—

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities
Net income	$32,494	$581	$2,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,224	6,453	4,475
Minority interest in Rio Grande Pipeline Company	1,994	758	—
Equity in earnings of Rio Grande Pipeline Company	—	(894)	(2,737)
Equity based compensation expense	30	—	—
(Increase) decrease in current assets:
Accounts receivable	(102)	(603)	(89)
Accounts receivable — affiliates	(23,596)	(7,394)	(1,431)
Prepaid and other current assets	(367)	4	(14)
Increase (decrease) in current liabilities:
Accounts payable	84	2,303	(115)
Accounts payable — affiliates	(2,506)	4,636	4,805
Accrued liabilities	627	65	(3,293)
Other, net	(15)	—	—

Net cash provided by operating activities	15,867	5,909	4,271

Cash flows used for investing activities
Additions to properties and equipment	(2,977)	(6,771)	(6,758)
Distribution from Rio Grande Pipeline Company	—	—	2,487
Cash distribution to minority interest	(3,237)	(1,350)	—
Purchase 45% interest in Rio Grande Pipeline Company, net of cash acquired	—	(21,176)	—

Net cash used for investing activities	(6,214)	(29,297)	(4,271)

Cash flows from financing activities
Issuance of common units, net of underwriter discount	145,460	—	—
Distributions to Holly concurrent with initial public offering	(125,612)	—	—
Distributions to partners	(6,214)	—	—
Borrowings (payback) of short-term of debt — affiliates	(30,082)	30,082	—
Borrowings under revolving credit agreement	25,000	—	—
Offering costs	(3,486)	—	—
Deferred debt issuance costs	(2,086)	—	—
Purchase of units for restricted grants	(223)	—	—

Net cash provided by financing activities	2,757	30,082	—

Cash and cash equivalents
Increase for the year	12,410	6,694	—
Beginning of year	6,694	—	—

End of year	$19,104	$6,694	$—

See accompanying notes.

Holly Energy Partners, L.P.
Consolidated Statements of Partners’ Equity (Deficit)

		Holly Energy Partners, L.P.
	Navajo Pipeline			General
	Co., L.P.	Common	Subordinated	Partner
	(Predecessor)	Units	Units	Interest	Total
	(In thousands)
Balance December 31, 2001	$65,609	$—	$—	$—	$65,609

Net income	2,670	—	—	—	2,670

Balance December 31, 2002	68,279	—	—	—	68,279

Net income	581	—	—	—	581

Balance December 31, 2003	68,860	—	—	—	68,860

Assets and liabilities not contributed to Holly Energy Partners, L.P.	(49,782)	—	—	—	(49,782)
Net income through July 12, 2004	21,104	—	—	—	21,104
Allocation of net parent investment to unitholders	(40,182)	—	38,606	1,576	—
Proceeds from initial public offering, net of underwriter discount	—	145,460	—	—	145,460
Offering costs		(3,486)	—	—	(3,486)
Distributions to partners	—	(3,045)	(103,657)	(25,124)	(131,826)
Grant of restricted units	—	(222)	—	—	(222)
Amortization of restricted units	—	30	—	—	30
Net income from July 13, 2004 through December 31, 2004	—	5,581	5,581	228	11,390

Balance December 31, 2004	$—	$144,318	$(59,470)	$(23,320)	$61,528

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
Note 1: Description of Business and Summary of Significant Accounting Policies
Description of Business
Holly Energy Partners, L.P. (“HEP”) together with its consolidated subsidiaries, is a publicly held master limited partnership, 51% owned by Holly Corporation (“Holly”). HEP commenced operations July 13, 2004. Concurrently with the completion of its initial public offering, Navajo Pipeline Co., L.P. (Predecessor) (“NPL”) and its affiliates, a wholly owned subsidiary of Holly, contributed a substantial portion of its assets to HEP. In this document, the words “we”, “our”, “ours” and “us” refer to HEP and NPL collectively unless the context otherwise indicates. See Note 2 for a further description of these transactions.
NPL constitutes HEP’s predecessor. The transfer of ownership of assets from NPL to HEP represented a reorganization of entities under common control and was recorded at historical cost. Accordingly, our financial statements include the historical results of operations of NPL prior to the transfer to HEP.
We operate in one business segment — the operation of common carrier and proprietary petroleum pipeline and terminal facilities.
Navajo Refining Company, L.P. (“Navajo”), another of Holly’s wholly-owned subsidiaries, owns a refinery in Artesia, New Mexico, which Navajo operates in conjunction with crude, vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico (collectively, the “Navajo Refinery”). The Navajo Refinery, which produces high value refined products such as gasoline, diesel fuel and jet fuel, has a crude capacity of 75,000 barrels per day (“bpd”), can process a variety of sour (high sulfur) crude oils and serves markets in the southwestern United States and northern Mexico. In conjunction with Holly’s operation of the Navajo Refinery, we operate approximately 780 miles of refined product pipelines as part of our product distribution network. Our terminal operations include one truck rack at the Navajo Refinery and five integrated refined product terminals located in New Mexico, Texas and Arizona, as well as a refined product terminal in Mountain Home, Idaho.
In June 2003, Holly acquired the Woods Cross refinery located in Salt Lake City and a related truck rack, as well as terminal facilities located in Washington and Idaho. In conjunction with Holly’s acquisition of the Woods Cross refinery, we acquired the related truck rack at the Woods Cross Refinery, a refined product terminal in Spokane, Washington and a 50% non-operating interest in product terminals in Boise and Burley, Idaho.
Additionally, we own a 70% interest in Rio Grande Pipeline Company (“Rio Grande”), which provides transportation of liquid petroleum gases (“LPG”) to northern Mexico.
Principles of Consolidation
The consolidated financial statements include our accounts and those of our subsidiaries. All significant inter-company transactions and balances have been eliminated. In addition, the consolidated financial statements include the financial position and results of operations of pipeline and terminal facilities owned by Holly and/or Navajo, which were contributed to HEP concurrently with the completion of our initial public offering.
The consolidated financial statements also include financial data, at historical cost, related to the assets owned by Holly and its wholly-owned subsidiaries through July 12, 2004, other than HEP, that were not contributed to us upon completion of our initial public offering, all accounted for as entities under common control. The distributions paid to Holly upon formation of HEP were in excess of the historical cost of the assets contributed.

On June 30, 2003, we acquired an additional 45% partnership interest in Rio Grande, bringing our ownership to 70%. Prior to June 30, 2003, we accounted for our interest in Rio Grande as an equity investment, recognizing our representative share of Rio Grande’s reported income, plus amortization of the difference between the historical cost of our investment and the underlying equity in Rio Grande. Effective June 30, 2003, we consolidated the balance sheet of Rio Grande and fully consolidated Rio Grande’s operations and cash flows commencing July 1, 2003.
Use of Estimates
The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statements of cash flows, we consider all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents. The carrying amounts reported on the balance sheet approximate fair value due to the short-term maturity of these instruments.
Accounts Receivable
The majority of the accounts receivable are due from affiliates of Holly or independent companies in the petroleum industry. Credit is extended based on evaluation of the customer’s financial condition and, in certain circumstances, collateral such as letters of credit or guarantees, is required. Credit losses are charged to income when accounts are deemed uncollectible and historically have been minimal.
Inventories
Inventories consisting of materials and supplies are stated at the lower of cost, using the average cost method, or market and are shown under “prepaid and other current assets” on our balance sheet.
Properties and Equipment
Properties and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets; primarily 10 to 16 years for pipeline and terminal facilities, 23 to 33 years for regulated pipelines and 3 to 10 years for corporate and other assets. Maintenance, repairs and major replacements are generally expensed as incurred. Costs of replacements constituting improvement are capitalized.
Transportation Agreement
The transportation agreement asset is being amortized over the ten-year period of the agreement. The transportation agreement is for costs incurred by Rio Grande in constructing certain pipeline and terminal facilities located in Mexico, which were then contributed to an affiliate of Pemex, the national oil company of Mexico. In exchange, Rio Grande received a ten-year transportation agreement from BP.
Long-Lived Assets
We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. No impairments of long-lived assets were recorded during the periods included in these financial statements.

Investments in Joint Ventures
We account for investments in and earnings from joint ventures, where we have ownership of 50% or less, using the equity method. We currently have no investments in joint ventures in which we have less than 50% ownership.
Revenue Recognition
Revenues are recognized as products are shipped through our pipelines and terminals, except that prior to January 1, 2004 pipeline tariff and terminal services fee revenues have not been recorded on services to affiliates for utilizing facilities not considered common carriers. Effective January 1, 2004, we began recording all tariffs and terminal service fees from affiliates, resulting in recognition of $30.2 million of revenue in the year ended December 31, 2004. Prior to January 1, 2004, the affiliate revenues on these pipelines, terminals, and truck loading racks had not been recognized as the facilities were operated as a component of Holly’s petroleum refining and marketing business and there was no impact on Holly’s consolidated financial position or results of operations.
Additional pipeline transportation revenues result from an operating lease to a third party of an interest in the capacity of one of our pipelines.
Environmental Costs
Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Environmental costs recoverable through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.
Income Taxes
As a partnership, we are not an entity subject to income taxes. Accordingly, there is no provision for income taxes included in our consolidated financial statements. Taxable income, gain, loss and deductions are allocated to the partners who are responsible for payment of any income taxes thereon. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
Net Income per Limited Partners’ Unit
The computation of net income per limited partners’ unit is based on the weighted-average number of common and subordinated units outstanding during the year. Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deducting the general partner’s 2% interest and incentive distributions, and after deducting net income attributable to the Predecessor (before July 13, 2004), by the weighted-average number of limited partnership units outstanding. Basic and diluted net income per unit applicable to limited partners is the same because we have no potentially dilutive securities outstanding.
New Accounting Pronouncement
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123 (revised), “Share-Based Payment.” These revisions require a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value award with the cost being recognized over the period in which the employee is required to provide service in exchange for the award. The fair value of the award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the service period will be recognized as compensation cost over the remaining service period.

This standard will be effective for us for the first interim period beginning after June 15, 2005. We do not believe the adoption of this standard will have a material effect on our financial condition, results of operations or cash flows.
Note 2: Initial Public Offering of HEP
On March 15, 2004, a Registration Statement on Form S-1 was filed with the United States Securities and Exchange Commission (“SEC”) relating to a proposed underwritten initial public offering of limited partnership interests in HEP. HEP was formed to acquire, own and operate substantially all of the refined product pipeline and terminalling assets that support Holly’s refining and marketing operations in west Texas, New Mexico, Utah and Arizona and a 70% interest in Rio Grande.
On July 7, 2004, we priced 6,100,000 common units for the initial public offering; and on July 8, 2004, our common units began trading on the New York Stock Exchange under the symbol “HEP.” On July 13, 2004, we closed our initial public offering of 7,000,000 common units at a price of $22.25 per unit, which included a 900,000 unit over-allotment option that was exercised by the underwriters. Total proceeds from the sale of the units were $145.5 million, net of $10.3 million underwriting commissions. Holly, through a subsidiary, owns a 51% interest in HEP, including the general partner interest. The initial public offering represented the sale of a 49% interest in HEP.
All of our initial assets were contributed by Holly and its subsidiaries in exchange for: a) an aggregate of 7,000,000 subordinated units, representing a 49% limited partner interest in HEP, b) incentive distribution rights (as set forth in Note 10), c) a 2% general partner interest, and d) an aggregate cash distribution of $125.6 million.
The following table presents the assets and liabilities of our predecessor immediately prior to contributing assets to HEP, the assets and liabilities contributed to HEP, and the predecessor’s assets and liabilities that were not contributed to HEP:

	Navajo Pipeline	Contributed to
	Co., L.P.	Holly Energy
	(Predecessor)	Partners, L.P.	Not
	July 12, 2004	July 13, 2004	Contributed
	(In thousands)
Cash	$2,268	$2,268	$—
Accounts receivable — trade	850	800	50
Accounts receivable — affiliates	51,934	—	51,934
Prepaid and other current assets	292	173	119
Properties and equipment, net	95,337	76,605	18,732
Transportation agreement, net	5,692	5,692	—

Total assets	156,373	85,538	70,835

Accounts payable — trade	1,452	339	1,113
Accounts payable — affiliates	18,819	—	18,819
Accrued liabilities	1,018	534	484
Short-term debt	30,082	30,082	—
Non-current liabilities	1,775	1,138	637
Minority interest	13,263	13,263	—

Total liabilities	66,409	45,356	21,053

Net Assets	$89,964	$40,182	$49,782

We used the proceeds of the public offering and $25 million drawn under our revolving credit facility agreement to: establish $9.9 million working capital for HEP, distribute $125.6 million to Holly, repay $30.1 million of short-term debt to Holly, pay $13.8 million of underwriting commissions and other offering costs, and pay $1.4 million of deferred debt issuance costs related to the revolving credit agreement.

In connection with the offering, we entered into a 15-year pipelines and terminals agreement with Holly and several of its subsidiaries (the “Pipelines and Terminals Agreement”) under which they agreed generally to transport or terminal volumes on certain of our initial facilities that will result in revenues to HEP that will equal or exceed a specified minimum revenue amount annually (which was initially $35.4 million and which adjusts upward based on the producer price index) over the term of the agreement. We have recorded $17.9 million of revenues from Holly under the Pipelines and Terminals Agreement for the period July 13, 2004 through December 31, 2004.
We also entered into an omnibus agreement with Holly and certain of its subsidiaries that became effective July 13, 2004 (the “Omnibus Agreement”) and which determines the services that Holly will provide to us. Under the Omnibus Agreement, Holly will charge us $2.0 million annually for general and administrative services that it provides, including but not limited to: executive, finance, legal, information technology and administrative services. For the period July 13, 2004 to December 31, 2004, we have recorded $0.9 million of general and administrative expense under the agreement.
Note 3: Properties and Equipment

	December 31,
	2004	2003
	(In thousands)
Pipelines and terminals	$104,095	$130,042
Land and right of way	4,865	5,372
Other	4,436	4,329
Construction in progress	201	541

	113,597	140,284
Less accumulated depreciation	38,971	44,458

	$74,626	$95,826

During the years ended December 31, 2004 and 2003, we did not capitalize any interest related to major construction projects.
Note 4: Investment in Rio Grande Pipeline Company
In 1995, our predecessor (NPL) entered into a joint venture, Rio Grande, to transport liquid petroleum gas to northern Mexico. NPL had a 25% interest in the joint venture through June 30, 2003 and accounted for this interest using the equity method. Effective June 30, 2003, we acquired an additional 45% interest in Rio Grande for $28.7 million, less cash acquired of $7.3 million that we recorded due to the consolidation of Rio Grande at the time of the additional 45% acquisition. This purchase was financed by non-interest bearing borrowings of $28.7 million from Holly. Subsequent to June 30, 2003, Rio Grande has been consolidated in our financial statements. The following condensed financial information of Rio Grande relates to the period prior to its full consolidation in our financial statements.

June 30, 2003
(In thousands)
Current assets	$7,914
Property, plant and equipment, net	34,905
Other assets	7,843

$50,662

Current liabilities	$437
Partners’ equity	50,225

$50,662

Six Months
Ended
June 30, 2003
(In thousands)
Revenues	$6,591

Operating income	$2,140

Net income	$2,156

The $28.7 million purchase price for the additional 45% was $6.1 million greater than the underlying equity in the net assets of Rio Grande. The excess of the allocated purchase price over our equity in the net assets of Rio Grande is being amortized over 10 years, or $0.6 million annually. Had the purchase been made effective January 1, 2003, the financial statements of Rio Grande would have been included in our consolidated financial statements for each subsequent period with the following pro forma impact on the consolidated statements of operations.

	Years Ended December 31,
	2003	2002
	(In thousands)
Revenues as reported	$30,800	$23,581
Revenues from Rio Grande Pipeline Company	6,591	14,225

Pro forma revenues	$37,391	$37,806

Net income as reported	$581	$2,670
Additional income from acquired interest	970	3,648

Pro forma net income	$1,551	$6,318

Note 5: Employees, Retirement and Benefit Plans
Employees who provide direct services to us — other than Rio Grande employees — are employed by a Holly subsidiary. Their costs, including salaries, bonuses, payroll taxes, benefits, and other direct costs, are charged to us monthly in accordance with the Omnibus Agreement we entered into with Holly.
These employees participate in the retirement and benefit plans of Holly. Our share of retirement and benefits costs for the years ended December 31, 2004, 2003, and 2002 was $0.8 million, $0.8 million, and $0.7 million, respectively.
We have adopted a Long-Term Incentive Plan for employees, consultants and directors who perform services for us. The Long-Term Incentive Plan consists of four components: restricted units, phantom units, unit options and unit appreciation rights. The Long-Term Incentive Plan currently permits the granting of awards covering an aggregate of 350,000 units.
In the last half of 2004, we granted 4,614 restricted common units to our outside directors and 1,875 restricted common units to one of our current executive officers who also serves as a director, under the provisions of our Long-Term Incentive Plan. These common units were purchased in the open market in November 2004 and will vest in August 2007. Ownership in these units is subject to restrictions until the vesting date, but recipients have distribution and voting rights from the date of grant. The cost of these grants is being expensed over their corresponding vesting periods and $30,000 has been expensed in the year ended December 31, 2004.
Note 6: Credit Agreement
In conjunction with our initial public offering on July 13, 2004, we entered into a four-year, $100 million senior secured revolving credit agreement (the “Credit Agreement”). Union Bank of California, N.A. is a lender and serves as administrative agent under this agreement. Upon closing of our initial public offering, we drew $25 million under the Credit Agreement, which was outstanding at December 31, 2004. For the year ended December 31, 2004, interest expense includes: $0.4 million of interest on the outstanding debt; $0.1 million of commitment fees on the unused portion of the Credit Agreement; and

$0.2 million of amortization of the deferred debt issuance costs. We made cash payments of $0.5 million for interest in the year ended December 31,2004.
The Credit Agreement is available to fund capital expenditures, acquisitions, and working capital and for general partnership purposes. Advances under the Credit Agreement that are designated for working capital are short-term liabilities. Other advances under the Credit Agreement are classified as long-term liabilities. In addition, the Credit Agreement is available to fund letters of credit up to a $50 million sub-limit. Up to $5 million is available to fund distributions to unit holders.
We have the right to request an increase in the maximum amount of the Credit Agreement, up to $175 million. Such request will become effective if (i) certain conditions specified in the Credit Agreement are met and (ii) existing lenders under the Credit Agreement or other financial institutions reasonably acceptable to the administrative agent commit to lend such increased amounts under the agreement.
Our obligations under the Credit Agreement are secured by substantially all of our assets. Indebtedness under the Credit Agreement is recourse to our general partner and guaranteed by our subsidiaries.
We may prepay all loans at any time without penalty. We are required to reduce all working capital borrowings under the Credit Agreement to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the agreement. The initial $25 million borrowing is not a working capital borrowing under the Credit Agreement and is classified as a long-term liability. As the borrowing is not designated as a working capital borrowing, we may, at our option, extend and renew this borrowing.
Indebtedness under the Credit Agreement bears interest, at our option, at either (i) the base rate as announced by the administrative agent plus an applicable margin (ranging from 0.25% to 1.00%) or (ii) at a rate equal to LIBOR plus an applicable margin (ranging from 1.50% to 2.25%). In each case, the applicable margin is based upon the ratio of our funded debt (as defined in the agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement). We incur a commitment fee on the unused portion of the Credit Agreement at a rate of 0.375% or 0.500% based upon the ratio of our funded debt to EBITDA for the four most recently completed fiscal quarters. The agreement matures in July 2008. At that time, the agreement will terminate and all outstanding amounts thereunder will be due and payable.
The Credit Agreement imposes certain requirements, including: a prohibition against distribution to unitholders if, before or after the distribution, a potential default or an event of default as defined in the agreement would occur; limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of certain levels of tangible net worth, EBITDA to interest expense ratio, and debt to EBITDA ratio. If an event of default exists under the agreement, the lenders will be able to accelerate the maturity of the debt and exercise other rights and remedies.
The carrying amounts of our debt reported on the balance sheet approximate fair value, due to the variable interest rate of the debt.
We expect to amend our credit agreement prior to the closing of the pending Alon transaction and the related senior notes offering in order to allow for these events as well as to amend certain of the restrictive covenants.
Note 7: Commitments and Contingencies
We lease certain facilities, pipelines and equipment under operating leases, most of which contain renewal options. As of December 31, 2004, the minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year total in the aggregate $13.6 million, payable $5.5 million annually through June 2007. Rental expense charged to operations was $5.3 million in 2004, $5.6 million in 2003, and $5.5 million in 2002.

We are a party to various legal and regulatory proceedings, none of which we believe will have a material adverse impact on our financial condition, results of operations or cash flows.
Note 8: Significant Customers
All revenues are domestic revenues, of which over 90% are currently generated from our three largest customers: Holly and two third party customers. The major concentration of our petroleum products pipeline system’s revenues is derived from activities conducted in the southwest United States. The following table presents the percentage of total revenues generated by each of these three customers for the years ended December 31:

	2004	2003	2002
Holly	67%	45%	63%
Customer A	18%	22%	—
Customer B	10%	21%	27%
Note 9: Related Party Transactions
We have related party transactions with Holly for pipeline and terminal revenues, certain employee costs, insurance costs, and administrative costs. In connection with our initial public offering, we entered into a Pipeline and Terminals Agreement and an Omnibus Agreement with Holly (see Note 2). Additionally, we received interest income from Holly during each of the three years ended December 31, 2004, based on common treasury accounts prior to our initial public offering on July 13, 2004. Since that date, we maintain our own treasury accounts separate from Holly.
Pipeline and terminal revenues received from Holly were $45.3 million in 2004, $13.9 million in 2003 and $14.9 million in 2002. Under the Omnibus Agreement, subsequent to our initial public offering on July 13, 2004, charges by Holly in 2004 for general and administrative services were $0.9 million, and for reimbursement of employee costs supporting our operations were $2.2 million. We paid $3.9 million to reimburse Holly for certain formation, debt issuance costs and other costs paid on our behalf. Concurrent with our initial public offering, we distributed $125.6 million to Holly. In 2004, subsequent to the initial public offering we distributed $3.2 million to Holly as regular distributions on its subordinated units and general partner interest. In 2003, we made a short-term borrowing from Holly of $30.1 million, which we paid back in 2004 concurrent with the initial public offering.
We increased our ownership interest in Rio Grande from 25% to 70% on June 30, 2003, at which time we began consolidating Rio Grande’s financial results. Due to the increased ownership interest and resulting consolidation, the other partner of Rio Grande became a related party to us. The other partner is the sole customer of Rio Grande, and we recorded revenues from the other partner of $12.4 million in 2004 and $6.9 million in 2003, subsequent to June 30, 2003. Distributions made to the other party were $3.2 million in 2004 and $1.4 million in 2003, subsequent to June 30, 2003. Included in our accounts receivable — trade at December 31, 2004 was $0.5 million, which represented the receivable balance of Rio Grande from the other party.
Note 10: Partners’ Equity, Allocations and Cash Distributions
Holly has a significant interest in our partnership through its indirect ownership of a 49% limited partner interest (before we issue the Class B Subordinated Units to Alon, see Note 12) and a 2% general partner interest. The remaining 49% common limited partner interest, began trading as common limited partner units on the New York Stock Exchange under the symbol “HEP” commencing with completion of our initial public offering on July 8, 2004. The Holly subordinated units may convert to common units on a one-for-one basis when certain conditions are met as discussed below. The partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive.
In November 2004, we paid our first regular cash distribution for the third quarter of 2004 of $0.435 per unit, based on the minimum quarterly cash distribution of $0.50 prorated for the period since the initial public offering on July 13, 2004. The distribution was paid on all common and subordinated units and the general partner interest, an aggregate amount of $6.2 million. In February 2005, we paid a cash distribution for the fourth quarter of 2004 of $0.50 on all units, an aggregate amount of $7.1 million.
We intend to consider cash distributions to unit holders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. Our Credit Agreement prohibits us from making cash distributions if any potential default or event of default, as defined in the Credit Agreement, occurs or would result form the cash distribution.
Within 45 days after the end of each quarter, we will distribute all of our available cash (as defined in our partnership agreement) to unitholders of record on the applicable record date. The amount of available cash generally is all cash on hand at the end of the quarter; less the amount of cash reserves established by our general partner to provide for the proper conduct of our business, comply with applicable law, any of our debt instruments, or other agreements; or provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit agreement and in all cases are used solely for working capital purposes or to pay distributions to partners.
Upon the closing of our initial public offering, Holly received 7,000,000 subordinated units. During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordination period will extend until the first day of any quarter beginning after June 30, 2009 that each of the following tests are met: distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date; the “adjusted operating surplus” (as defined in its partnership agreement) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and there are no arrearages in payment of the minimum quarterly distribution on the common units. If the unitholders remove the general partner without cause, the subordination period may end before June 30, 2009.
We will make distributions of available cash from operating surplus for any quarter during any subordination period in the following manner: firstly, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; secondly, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; thirdly, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages below.

The general partner, HEP Logistics Holdings, L.P., is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage Interest in
	Total Quarterly Distribution	Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly
Distribution	$0.50	98%	2%
First Target Distribution	Up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target distribution	above $0.625 up to $0.75	75%	25%
Thereafter	Above $0.75	50%	50%
Note 11: Quarterly Financial Data (Unaudited)
Summarized quarterly financial data is as follows:

	First	Second	Third	Fourth	Total
	(In thousands, except per unit data)
Year ended December 31, 2004
Revenues	$18,771	$18,520	$14,482	$15,993	$67,766
Operating income	$10,273	$10,621	$6,600	$7,547	$35,041
Net income	$9,620	$10,351	$5,991	$6,532	$32,494
Limited partners’ interest in net income (1)	$—	$—	$4,762	$6,400	$11,162
Net income per limited partner unit — basic and diluted (1)	$—	$—	$0.34	$0.46	$0.80

Year ended December 31, 2003
Revenues	$5,662	$6,112	$9,563	$9,463	$30,800
Operating income (loss)	$(683)	$(1,161)	$479	$1,519	$154
Net income (loss)	$(361)	$(872)	$354	$1,460	$581

(1) Calculated for the period beginning with our initial public offering on July 13, 2004.
Note 12: Pending Alon Transaction (Unaudited)
On January 25, 2005, we entered into a contribution agreement with Alon USA, Inc. and several of its wholly-owned subsidiaries (collectively, “Alon”) that provides for our acquisition, subject to the terms and conditions of the agreement, of four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. These pipelines and terminals are located primarily in Texas and transport approximately 70% of the light refined products for Alon’s 65,000 bpd capacity refinery in Big Spring, Texas.
The total consideration for these pipeline and terminal assets is $120 million in cash and 937,500 of our Class B subordinated units. We anticipate financing the pending Alon transaction through our private offering of $150 million principal amount of 6.25% senior notes previously announced on February 4, 2005 and priced on February 11, 2005. We expect to issue the notes and close the offering and the Alon transaction on or about February 28, 2005. We expect to use the proceeds of the offering to fund the $120 million cash portion of the consideration for the pending Alon transaction, and to use the balance to repay $30 million of outstanding indebtedness under our Credit Agreement, including $5 million that we plan to draw shortly before the closing of the Alon transaction. In connection with the Alon transaction, we will enter into a 15-year pipelines and terminals agreement with Alon. Under this agreement, Alon will agree to transport on the pipelines and throughput volumes through the terminals, a volume of refined products that would result in minimum revenues to us of $20.2 million per year in the first year. The agreed upon tariffs at the minimum volume commitment will increase or decrease each year at a rate equal to the percentage change in the producer price index, but not below the initial tariffs. Alon’s minimum volume commitment was calculated based on 90% of Alon’s recent usage of these pipeline and terminals taking into account a 5,000 bpd expansion of Alon’s Big Spring Refinery expected to be completed in February 2005. At revenue levels above 105% of the base revenue amount, as adjusted for changes in the producer price index, Alon will receive an annual 50% discount on incremental revenues. Alon’s obligations under the pipelines and terminals agreement may be reduced or suspended under certain circumstances. We will grant Alon a second mortgage on the pipelines and terminals to secure certain of Alon’s rights under the pipelines and terminals agreement. Alon will have a right of first refusal to purchase the pipelines and terminals if we decide to sell them in the future. Additionally, we will enter into an environmental agreement with Alon with respect to pre-closing environmental costs and liabilities relating to the pipelines and terminals to be acquired from Alon, where Alon will indemnify us subject to a $100,000 deductible and a $20 million maximum liability cap.
Note 13: Supplemental Guarantor/Non-Guarantor Financial Information
Obligations of Holly Energy Partners, L.P. (“Parent”) under the 6.25% Senior Notes have been jointly and severally guaranteed by each of its direct and indirect wholly-owned subsidiaries (“Guarantor Subsidiaries”). These guarantees are full and unconditional. Rio Grande Pipeline Company (“Non-Guarantor”), in which we have a 70% ownership interest, is the only subsidiary which has not guaranteed these obligations.
The following financial information presents condensed consolidating balance sheets, statements of income, and statements of cash flows of the Parent, the Guarantor Subsidiaries and the Non-Guarantor subsidiary. The information has been presented as if the Parent accounted for its ownership in the Guarantor Subsidiaries, and the Guarantor Subsidiaries accounted for the ownership of the Non-Guarantor, using the equity method of accounting.
Holly Energy Partners, L.P.
Condensed Consolidating Balance Sheets
December 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2	$15,143	$3,959	$—	$19,104
Accounts receivable — trade	—	2,373	486	—	2,859
Intercompany accounts receivable (payable)	(5,658)	5,658	—	—	—
Inventories and other current assets	180	338	52	—	570

Total current assets	(5,476)	23,512	4,497	—	22,533

Properties and equipment, net	—	39,097	35,529	—	74,626
Investment in subsidiaries	67,551	30,876	—	(98,427)	—
Other assets, net	—	1,881	4,718	—	6,599

Total assets	$62,075	$95,366	$44,744	$(98,427)	$103,758

LIABILITIES AND PARTNER’S EQUITY
Current liabilities:
Accounts payable	$—	$1,467	$249	$—	$1,716
Accrued liabilities	547	763	387	—	1,697

Total current liabilities	547	2,230	636	—	3,413

Commitments and contingencies	—	—	—	—	—
Long-term debt	—	25,000	—	—	25,000
Non-current liabilities	—	585	—	—	585
Minority interest	—	—	—	13,232	13,232
Partner’s equity	61,528	67,551	44,108	(111,659)	61,528

Total liabilities and partners’ equity	$62,075	$95,366	$44,744	$(98,427)	$103,758

Holly Energy Partners, L.P.
Condensed Consolidating Balance Sheets
December 31, 2003

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$6,694	$—	$6,694
Accounts receivable	—	30,264	592	—	30,856
Inventories and other current assets	—	239	9	—	248

Total current assets	—	30,503	7,295	—	37,798

Properties and equipment, net	—	59,719	36,107	—	95,826
Investment in subsidiaries	—	33,776	—	(33,776)	—
Other assets, net	—	—	6,801	—	6,801

Total assets	$—	$123,998	$50,203	$(33,776)	$140,425

LIABILITIES AND PARTNER’S EQUITY
Current liabilities:
Accounts payable	$—	$22,447	$1,620	$—	$24,067
Accrued liabilities	—	1,648	331	—	1,979
Short-term debt	—	30,082	—	—	30,082

Total current liabilities	—	54,177	1,951	—	56,128

Commitments and contingencies	—	—	—	—	—
Non-current liabilities	—	961	—	—	961
Minority interest	—	—	—	14,476	14,476
Partner’s equity	—	68,860	48,252	(48,252)	68,860

Total liabilities and partners’ equity	$—	$123,998	$50,203	$(33,776)	$140,425

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Income
Year ended December 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues:
Affiliates	$—	$45,346	$—	$—	$45,346
Third parties	—	9,976	12,444	—	22,420

	—	55,322	12,444	—	67,766

Operating costs and expenses:
Operations	—	21,322	2,319	—	23,641
Depreciation and amortization	—	3,846	3,378	—	7,224
General and administrative	896	863	101	—	1,860

	896	26,031	5,798	—	32,725

Operating income (loss)	(896)	29,291	6,646	—	35,041

Equity in earnings of subsidiaries	12,286	4,652	—	(16,938)	—
Interest income (expense)	—	(553)	—	—	(553)
Minority interest	—	—	—	(1,994)	(1,994)

Net income	$11,390	$33,390	$6,646	$(18,932)	$32,494

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Income
Year Ended December 31, 2003

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues:
Affiliates	$—	$13,901	$—	$—	$13,901
Third parties	—	9,989	13,501	(6,591)	16,899

	—	23,890	13,501	(6,591)	30,800

Operating costs and expenses:
Operations	—	23,039	3,944	(2,790)	24,193
Depreciation and amortization	—	3,206	4,908	(1,661)	6,453

	—	26,245	8,852	(4,451)	30,646

Operating income (loss)	—	(2,355)	4,649	(2,140)	154

Equity in earnings of subsidiaries	—	2,664	—	(1,770)	894
Interest income (expense)	—	272	35	(16)	291
Minority interest	—	—	—	(758)	(758)

Net income	$—	$581	$4,684	$(4,684)	$581

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Income
Year Ended December 31, 2002

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues:
Affiliates	$—	$14,941	$—	$—	$14,941
Third parties	—	8,640	14,225	(14,225)	8,640

	—	23,581	14,225	(14,225)	23,581

Operating costs and expenses:
Operations	—	19,442	2,825	(2,825)	19,442
Depreciation and amortization	—	4,475	3,321	(3,321)	4,475

	—	23,917	6,146	(6,146)	23,917

Operating income (loss)	—	(336)	8,079	(8,079)	(336)

Equity in earnings of subsidiaries	—	2,737	—	—	2,737
Interest income (expense)	—	269	29	(29)	269

Net income	$—	$2,670	$8,108	$(8,108)	$2,670

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2004

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$5,159	$1,936	$8,772	$—	$15,867

Cash flows used for investing activities
Additions to properties and equipment	—	(2,260)	(717)	—	(2,977)
Investments in subsidiaries, net	(15,082)	7,553	—	7,529	—
Cash distribution to minority interest	—	—	—	(3,237)	(3,237)

	(15,082)	5,293	(717)	4,292	(6,214)

Cash flows from financing activities
Issuance of common units, net of underwriter discount	145,460	—	—	—	145,460
Distributions to Holly concurrent with IPO	(125,612)	—	—	—	(125,612)
Contributions from (distributions to) partners	(6,214)	15,082	(10,790)	(4,292)	(6,214)
Borrowings (paydowns) of debt, net	—	(5,082)	—	—	(5,082)
Other financing activities, net	(3,709)	(2,086)	—	—	(5,795)

	9,925	7,914	(10,790)	(4,292)	2,757

Cash and cash equivalents
Increase for the year	2	15,143	(2,735)	—	12,410
Beginning of year	—	—	6,694	—	6,694

End of year	$2	$15,143	$3,959	$—	$19,104

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2003

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$—	$(1,217)	$10,139	$(3,013)	$5,909
Cash flows used for investing activities
Acquisitions, net of cash acquired	—	(28,652)	—	7,476	(21,176)
Additions to properties and equipment	—	(3,363)	(3,408)	—	(6,771)
Investments in subsidiaries, net	—	3,150	—	(3,150)	—
Cash distribution to minority interest	—	—	—	(1,350)	(1,350)

	—	(28,865)	(3,408)	2,976	(29,297)

Cash flows from financing activities
Contributions from (distributions to) partners	—	—	(4,500)	4,500	—
Borrowings (paydowns) of debt, net	—	30,082	—	—	30,082

	—	30,082	(4,500)	4,500	30,082

Cash and cash equivalents
Increase for the year	—	—	2,231	4,463	6,694
Beginning of year	—	—	4,463	(4,463)	—

End of year	$—	$—	$6,694	$—	$6,694

Holly Energy Partners, L.P.
Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2002

	Holly Energy	Guarantor	Non-
	Partners, L.P.	Subsidiaries	Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$—	$4,271	$12,303	$(12,303)	$4,271

Cash flows used for investing activities
Additions to properties and equipment	—	(6,758)	(174)	174	(6,758)
Distributions from Rio Grande Pipeline Company	—	2,487	—	—	2,487

	—	(4,271)	(174)	174	(4,271)

Cash flows from financing activities - distributions to partners	—	—	(9,950)	9,950	—

Cash and cash equivalents
Increase for the year	—	—	2,179	(2,179)	—
Beginning of year	—	—	2,284	(2,284)	—

End of year	$—	$—	$4,463	$(4,463)	$—

Note 14: Events Subsequent to the Date of the Report of Independent Registered Public Accounting Firm (Unaudited)
Alon Transaction
On February 28, 2005, we closed on a contribution agreement with Alon USA, Inc. and several of its wholly-owned subsidiaries (collectively, “Alon”) that provided for our acquisition of four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels.
The total consideration paid for these pipeline and terminal assets was $120 million in cash and 937,500 of our Class B subordinated units which, subject to certain conditions, will convert into an equal number of common units in five years. We financed the Alon transaction through our private offering of $150 million principal amount of 6.25% senior notes due 2015. We used the proceeds of the offering to fund the $120 million cash portion of the consideration for the Alon transaction, and used the balance to repay $30 million of outstanding indebtedness under our revolving credit agreement, including $5 million drawn shortly before the closing of the Alon transaction. In connection with the Alon transaction, we entered into a 15-year pipelines and terminals agreement with Alon. Under this agreement, Alon agreed to transport on the pipelines and throughput volumes through the terminals, a volume of refined products that would result in minimum revenues to us of $20.2 million per year in the first year. The agreed upon tariffs at the minimum volume commitment will increase or decrease each year at a rate equal to the percentage change in the producer price index, but not below the initial tariffs. Alon’s minimum volume commitment was calculated based on 90% of Alon’s recent usage of these pipelines and terminals taking into account a 5,000 bpd expansion of Alon’s Big Spring Refinery completed in February 2005. At revenue levels above 105% of the base revenue amount, as adjusted for changes in the producer price index, Alon will receive an annual 50% discount on incremental revenues. Alon’s obligations under the pipelines and terminals agreement may be reduced or suspended under certain circumstances. We granted Alon a second mortgage on the pipelines and terminals to secure certain of Alon’s rights under the pipelines and terminals agreement. Alon will have a right of first refusal to purchase the pipelines and terminals if we decide to sell them in the future. Additionally, we entered into an environmental agreement with Alon with respect to pre-closing environmental costs and liabilities relating to the pipelines and terminals acquired from Alon, where Alon will indemnify us subject to a $100,000 deductible and a $20 million maximum liability cap.
Holly Intermediate Pipelines Transaction
On July 6, 2005, we entered into a definitive purchase agreement (the “Purchase Agreement”) with Holly to acquire Holly’s two 65-mile parallel intermediate feedstock pipelines (the “Intermediate Pipelines”) which connect its Lovington, NM and Artesia, NM refining facilities. On July 8, 2005, we closed on the acquisition for $81.5 million, which consisted of approximately $77.7 million in cash, 70,000 in common units of HEP and a capital account credit to maintain Holly’s existing general partner interest in the Partnership. We financed the approximately $77.7 million cash portion of the consideration for the Intermediate Pipelines with the proceeds raised from (i) the private sale of 1.1 million of our common units for $45.1 million to a limited number of institutional investors which closed simultaneously with the acquisition and (ii) the recently completed offering of an additional $35.0 million in principal amount of our 6.25% senior notes due 2015. This acquisition was made pursuant to an option to purchase these pipelines granted by Holly to us at the time of our initial public offering in July 2004.
In connection with the intermediates transaction, we entered into a 15-year pipelines and terminals agreement with Holly. Under this agreement, Holly agreed to transport on the Intermediate Pipelines 72,000 bpd of intermediate products that, at the agreed tariff rates, will result in minimum revenues to us of approximately $3.0 million per calendar quarter. This minimum commitment will increase each year at a rate equal to the percentage change in the producer price index, but will not decrease as a result of a decrease in the producer price index. For all barrels shipped in excess of 72,000 bpd up to and including 95,000 bpd, the tariff Holly will pay per barrel will be reduced from the full base tariff of $0.45 per barrel to $0.25 per barrel, except that for any non-Holly owned barrels shipped on the Intermediate Pipelines the full base tariff will be due. The full base tariff will be adjusted each year at a rate equal to the percentage change in the producer price index. Holly’s minimum revenue commitment will apply only to the Intermediate Pipelines, and Holly will not be able to spread its minimum revenue commitment among pipeline assets HEP already owns or subsequently acquires. If Holly fails to meet its minimum revenue commitment in any quarter, it will be required to pay us in cash the amount of any shortfall by the last day of the month following the end of the quarter. A shortfall payment would be applied as a credit in the following four quarters after Holly’s minimum obligations are met. The pipelines agreement may be extended by the mutual agreement of the Parties.
We have agreed to expend approximately $3.5 million to expand the capacity of the pipelines to meet the needs of Holly’s previously announced expansion of their Navajo Refinery. If new laws or regulations are enacted that require us to make substantial and unanticipated capital expenditures with regard to the Intermediate Pipelines, we will have the right to amend the tariff rates to recover our costs of complying with these new laws or regulations (including a reasonable rate of return). Either party may temporarily suspend its obligations under the pipelines agreement during the occurrence of an event that is outside its control and renders its performance impossible for at least 30 days. An event with a duration of longer than one year will allow either of the parties to terminate the agreement. During the term of the agreement, we will not reverse the direction of the Intermediate Pipelines or connect any other pipelines to the Intermediate Pipelines without Holly’s consent. Holly has the right to reverse the direction of the Intermediate Pipelines, so long as it reimburses us for the additional costs and expenses we incur as a result of changing the direction of the Intermediate Pipelines and pays a flow reversal rate of $0.45 per barrel for any product shipped in a reversed direction on the Intermediate Pipelines. Such flow reversal rates will be adjusted each year at a rate equal to the percentage change in the producer price index. Holly has agreed to provide us additional indemnification for environmental noncompliance and remediation liabilities occurring or existing before the closing date of the Intermediate Pipelines of $2.5 million, bringing the total indemnification provided to us from Holly at $17.5 million, of which indemnification above $15 million relates solely to the Intermediate Pipelines. Pursuant to the terms of the Purchase Agreement, at the closing of the acquisition a mortgage and deed of trust was entered into for the benefit of Holly to secure our performance under the pipelines agreement.
Partners’ Equity and Cash Distributions
As a result of these transactions, Holly’s ownership interest has been reduced from 51% to 47.9%, following the Alon transaction, and 45.0% following Intermediate Pipelines transaction, including the 2% general partner interest.
In May 2005, we paid a regular cash distribution for the first quarter of 2005 of $0.55 on all units, an aggregate amount of $8.4 million.